Exhibit 10.26

First Montauk Securities Corp.

June 27, 2008

 NewCardio, Inc.
2350 Mission College Boulevard, Suite 1175
Santa Clara, California 95054

Attn: Mr. Branislav Vajdic, CEO

Re: Advisory Services

Dear Mr. Vajdic:

This letter confirms the engagement of First Montauk Securities Corp., an NASD member firm (“Montauk”), as a non-exclusive financial advisor to NewCardio, Inc., and its subsidiaries and affiliates (together, referred to as the “Company”) for a period of 12 months commencing upon the date of your acceptance of this letter.  In this regard, the parties agree to the following terms and conditions:

1.           Engagement.  The Company hereby engages and retains Montauk as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2.  Montauk hereby accepts this engagement on the terms and conditions set forth in this agreement.

2.           Services.  In connection with its engagement pursuant to this agreement, Montauk agrees to perform the following services for the Company:

A.           Advisory Services. As requested from time to time by the Company, Montauk shall provide financial advisory services to the Company pertaining to the Company’s business affairs.  Without limiting the foregoing, Montauk will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, Montauk will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

B.           Business Combinations.  Montauk will use its best efforts to coordinate the introduction of the Company to one or more individuals, firms or other entities (the “Candidates”) that may have an interest in pursuing some form of Business Combination with the Company and in analyzing, structuring, negotiating and effecting such a Business Combination.  As used in this letter, the term “Business Combination” means (i) any merger, consolidation, reorganization or other business combination pursuant to which any portion of the business of the Company is combined with that of another entity, including without limitation any joint venture, licensing agreement, or product sale or marketing distribution agreement or (ii) the acquisition, directly or indirectly, of beneficial ownership of more than 50% of any class of capital stock of the Company or substantially all of the assets of the Company. Nothing contained herein shall be deemed or construed as an agreement by First Montauk to issue any “fairness opinion” with respect to a Business Combination. In the event that the Company desires First Montauk to issue a fairness opinion, the parties shall negotiate the terms of a separate agreement with respect thereto.

C.           Montauk agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of Montauk.  Such availability will be subject to reasonable advance notice and mutually convenient scheduling.  In addition, Montauk shall make its Investment Banking personnel available for telephone conferences with the Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3.           Compensation.  As compensation for the services rendered by Montauk to the Company pursuant to this agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall pay to Montauk as set forth below:

Advisory Services:  A total fee of 50,000 restricted shares of the Company’s common stock (“Shares”) and warrants to purchase 50,000 shares of the Company’s common stock (“Warrants”) at an exercise price of $2.00 and 50,000 Warrants at an exercise price of $4.00.  The Shares and Warrants will be issued and delivered to Montauk upon execution of this Agreement.  The Company will not include any Warrants or Shares on any registration statement without the written permission of Montauk.  Montauk will deliver instructions to the Company to designate the Shares and Warrants to certain employees and affiliates and the Company shall deliver the Shares and Warrants pursuant to Montauk’s instructions, upon execution of this Agreement. The Warrants shall have a 3 year life with a cashless exercise feature. The Company shall deliver to Montauk an opinion letter to each designee in order to free up the Shares and the shares underlying the Warrants when the 144 holding period permits including any assignments from third parties.  The Warrants shall vest 1/12th each month over 12 months and be limited by exercise volumes and shareholder of record thresholds described below:

Exercise limitations:

a.
The vested Warrants may be exercised and/or sold subject to certain trading volume limitations. The average trading volume of NewCardio’s common stock for the 20 trading days prior to the exercise/sales notice must exceed $250,000.00 or the Warrants remain subject to this lock-up.

b.
There are currently 72 holders of record as of the filing of NewCardio’s first quarter 2008 SEC Form 10-Q on May 15, 2008.  The lock-up on exercise of the Warrants remains in place until the number of shareholders of record increases to 400, and that minimum remains in place at the time of exercise/sales notice by consultant.

4.           Expenses.  In addition to the compensation in Section 4, “Compensation” above, The Company agrees to reimburse Montauk, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by Montauk in connection with its activities under this agreement; provided, however, Montauk shall not incur any expense in excess of $500 without the prior written consent of the Company.  These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by Montauk in fulfilling its duties under this agreement.

5.           Confidentiality and Non- Disclosure.  The Company is prepared to make available to Montauk certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder.  As a condition to such information being furnished to Montauk and its employees or agents, Montauk agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to Montauk or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.  The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Montauk, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to Montauk, its employees or agents pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Montauk, its employees or agents, or (ii) becomes available to Montauk on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

Montauk hereby agrees that Montauk, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that Montauk, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that Montauk may make any disclosure of such information to which the Company give its prior written consent.

5.           Indemnification.  The Company agrees to indemnify Montauk and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of Montauk pursuant to, and the performance by Montauk of the services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.  If the indemnification of an Indemnified Party provided for in this agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Montauk, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Montauk under this agreement.  The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this agreement (whether or not Montauk or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

6.           Independent Contractor.  The Company acknowledges that Montauk has been retained to act solely as a financial advisor to the Company.  In such capacity, Montauk shall act as an independent contractor, and any duties of Montauk arising out of its engagement pursuant to this agreement shall be owed solely to the Company.  Montauk shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

7.           Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

a)
Arbitration.  In consideration of Montauk’s financial advisory relationship with NewCardio, Inc. (the “Company”), its promise to arbitrate all disputes related to Montauk’s finacial advisory relationship with the Company and Montauk’s receipt of the compensation, and other benefits paid to Montauk by Company, at present and in the future, Montauk agrees that any and all controversies, claims, or disputes with the Company arising out of, relating to, or resulting from Montauk’s financial advisory relationship with the Company or the termination of Montauk’s financial advisory relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1281.8 (the "Rules") and pursuant to California law.

8.           Term and Termination.  This Agreement shall be effective upon its execution and shall remain in effect for 12 months from the date of acceptance by the Company.  Either the Company or Montauk may terminate Montauk’s engagement and responsibilities hereunder with a 30-day advance written notice.  However, no termination of this Agreement shall in any way affect the right of Montauk to receive any fees accrued or vested, up until the termination date.  The terms of exercise of Warrants remain governed by the Exercise Limitations detailed in Section 3 a and b under Compensation.. In addition, Section 5, “Indemnification,” Section 6, “Independent Contractor,” and Section 7, “Governing Law” shall survive any termination of this Agreement.

9.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto.  This Agreement may not be modified except in a writing signed by the parties.

10.           Assignment.   Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

11.           Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.           No Fiduciary Relationship. The Company acknowledges and agrees that: (i) this Agreement is an arm’s-length commercial transaction between the  Company and Montauk; (ii) in connection therewith and with the process leading to  any subsequent transaction as referred to hereunder, including any offering of securities of the Company, Montauk is not acting as a fiduciary of the  Company; (iii) Montauk has not assumed any fiduciary responsibility in favor of the Company or any subscriber or investor with respect to any securities offering contemplated hereby or the process leading thereto, including any negotiation related to the pricing of any securities; and (iv) the Company has consulted its own legal and financial advisors to the extent it has deemed appropriate in connection with this Agreement..

13.           Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide Montauk with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

FIRST MONTAUK SECURITIES CORP.

By: /s/ Victor K. Kurylak
Name: Victor K. Kurylak
Agreed and Accepted:	Title: President and Chief Executive Officer

Date: June 27, 2008

By: /s/ Richard Brounstein
Name: Richard Brounstein
Title: CFO, NewCardio, Inc